Exhibit 10.1
CREDIT AGREEMENT
          This Credit Agreement is made as of December 27th, 2005 (this “Credit Agreement”) among CASTLE PINES CAPITAL LLC (“CPC”), having its chief executive office located at 9785 Maroon Circle, Suite 110, Englewood, Colorado 80112; I-SECTOR CORPORATION, a Delaware corporation, (“I-SECTOR”), having its chief executive office located at 6401 South West Freeway, Houston, Texas 77074, VALERENT, INC., a Delaware corporation, having its chief executive office located at South West Freeway, Houston, Texas 77074 (“VALERENT”), INTERNETWORK EXPERTS, INC. a Delaware corporation, having its chief executive office located at 1955 Lakeway Drive, Suite 200, Lewisville, TX 75057 (“INX”), and STRATASOFT, INC., a Texas corporation, having its chief executive office located at South West Freeway, Houston, Texas 77074 (“STRATASOFT”) (I-SECTOR, VALERENT, INX AND STRATSOFT, collectively, “Dealer”).
     WHEREAS, CPC is willing to accommodate the request for credit upon and subject to the terms, conditions and provisions of the Documents (defined below);
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Dealer and CPC hereby mutually covenant and agree as follows:
     1. Extensions of Credit. Subject to the terms of this Credit Agreement together with the attached Amendment(s) to Credit Agreement and Paydown Amendment to Credit Agreement (collectively, this “Agreement”), CPC has made a discretionary line of credit up to a maximum aggregate amount of $40,000,000 outstanding funded indebtedness (the “Line of Credit”) available to Dealer. The Line of Credit may be used to enable Dealer to purchase inventory from CPC approved vendors (“Vendors”) utilizing the Payment Due Date (as defined in Section 24.11 below), or up to a maximum aggregate amount of $10,000,000 of the Line of Credit (the “Sublimit”) may be used (a) for revolving credit loans for general working capital purposes, or (b) at Dealer’s election, to pay for Financed Inventory (defined below) on the Extended Payment Due Date (as defined in Section 24.5). CPC’s decision to advance funds shall be made by CPC in its reasonable discretion. CPC may combine all of CPC’s advances to Dealer or on Dealer’s behalf, whether under this Agreement or any other agreement between CPC and Dealer, together with all finance charges, fees and expenses related thereto, to make one debt owed by Dealer.
     2. Financing Terms.
(a)	Financed Inventory. Upon the terms and conditions set forth herein, CPC agrees to finance Dealer’s purchases of Inventory which is factory sealed, from Vendors subject to a Repurchase Agreement (“Financed Inventory”). Payment for Financed Inventory shall be due on the Payment Due Date. Upon agreeing to finance an item of inventory, CPC will send Dealer a transaction statement and/or an invoice (“TS”), identifying such Inventory, which each TS shall be incorporated into this Agreement by reference. Dealer may elect to remit payment for Financed Inventory on the Extended Payment Due Date up to the maximum amount available under the Sublimit (i.e., the remainder of the Sublimit minus all outstanding loans under the Revolving Credit Facility (as defined in subsection 2(b)(i), below)), which Indebtedness qualifying thereunder shall be assessed interest at the Extended Payment Rate, as defined in Section 24.6, below.

(b)	Revolving Credit Loans.
(i) General Terms. During the availability period described in subsection 2(c) below, CPC will provide a line of credit (the “Revolving Credit Facility”) to Dealer. The amount of the

Revolving Credit Facility is equal to the lesser of (A) the Sublimit or (B) the Borrowing Base (as defined in subsection 2(b)(ii), below) (the “Revolving Credit Availability”). During the availability period, Dealer must repay principal amounts borrowed as provided in subsection 2(f), below. Principal repaid may be reborrowed. Dealer agrees not to permit the outstanding principal balance of advances under the Revolving Credit Facility to exceed the lesser of the Sublimit or the Borrowing Base. If Dealer exceeds this limit, Dealer will immediately pay the excess to CPC upon CPC’s demand. CPC may apply payments received from Dealer under this subsection to the Obligations (as defined below) in the order and the manner as CPC, in its discretion, may determine.
(ii) Borrowing Base. “Borrowing Base” means the sum of: (A) 85% of the balance due on Eligible Accounts (as defined in Section 24.4, below); plus (B) 100% of the value of all Financed Inventory subject to the Extended Payment Due Date. In determining the value of Financed Inventory to be included in the Borrowing Base, CPC will use the lowest of (X) Dealer’s cost, or (Y) Dealer’s estimated market value.
(c)	Availability Period. The Revolving Credit Facility is available between the date of this Agreement and December 27th, 2007, or such earlier date as the availability may terminate as provided in this Agreement (the “Revolving Credit Facility Expiration Date”) in the absence of a Default. No later than 90 days prior to the Revolving Credit Facility Expiration Date (or prior to the applicable anniversary of the Revolving Credit Facility Expiration Date occurring within any successive Renewal Period), Dealer may deliver a written request for renewal for the Revolving Credit Facility (a “Renewal Request”) for a period limited to 2 years (a “Renewal Period”). Within 30 days from CPC’s receipt of the Renewal Request, CPC may notify Dealer in writing of its determination regarding such renewal request which determination will be made by CPC in its sole discretion. Should no written notification be issued to Dealer by CPC within the described 30 day period, the line of credit provided hereunder will terminate on the Revolving Credit Facility Expiration Date, or applicable anniversary thereof.

(d)	Conditions to Availability of Revolving Credit. In addition to the items required to be delivered to CPC under Section 5, “Covenants” and Section 7, “Financial Information and Certificates” of this Agreement, Dealer shall promptly deliver the following to CPC at such times as may be requested by CPC:
(i)
a Borrowing Certificate, in form and detail satisfactory to CPC, setting forth the Eligible Accounts and all Financed Inventory, including Financed Inventory on which the requested extension of credit is to be based.

(ii)	copies of Dealer’s accounts receivable aging, a listing of all Financed Inventory and copies of Dealer’s accounts payable aging.
(e)	Interest Rate. The interest rate applicable to loans extended under the Revolving Credit Facility is the Extended Payment Rate.

(f)	Repayment Terms.
       (i) Dealer will pay interest on any outstanding Indebtedness under the Revolving Credit Facility each month, commencing January, 2006, as billed by CPC.
       (ii) Dealer will repay (A) all principal borrowed under the Revolving Credit Facility no later than the Payment Due Date, and (B) in full, all principal and any unpaid interest or other charges outstanding under this Revolving Credit Facility no later than the Revolving Credit Expiration Date.
       (iii) Dealer may prepay the loans advanced under the Revolving Credit Facility in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement.
     3. Security Interest. Dealer hereby grants to CPC a security interest in all of the Collateral as security for all Indebtedness.

     4. Representations and Warranties. Dealer represents and warrants to CPC, that: (a) Dealer (i) is in good standing, (ii) does not conduct business under any trade styles or trade name(s) except as listed in Exhibit A, attached hereto, (iii) has all the necessary authority to enter into and perform this Agreement, and such agreement and performance will not violate Dealer’s Organizational Documents, any law, regulation or agreement binding upon it; (b) Dealer (i) keeps its records respecting accounts and chattel paper at its Chief Executive Office, (ii) maintains Collateral solely at Permitted Locations; (c) this Agreement correctly sets forth (i) Dealer’s true legal name, (ii) the type of Dealer’s organization (if not an individual), and (iii) Dealer’s state of organization; (d) all information supplied by Dealer in writing to CPC in connection with this Agreement, including all financial, credit or accounting statements and application for credit, is true, correct and complete; (e) all advances and other transactions hereunder are for lawful commercial purposes; (f) Dealer has good title to all Collateral; (g) Dealer (i) is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and (ii) is not a “holding company” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935 as amended; (h) there are no actions or proceedings pending or threatened against Dealer which might result in a material adverse change in Dealer’s financial or business condition; (i) Dealer has provided CPC with a copy of Dealer’s Organizational Documents, and will provide any subsequent amendments thereto bearing indicia of filing from the appropriate governmental authority, if applicable, and such other documents as CPC may request from time to time; (j) Dealer is not required to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Act”) or has securities registered under Section R of the Securities Exchange Act of 1934; and (k) none of the proceeds resulting from this Agreement will be used directly or indirectly to fund a personal loan to or for the benefit of a director or executive officer of Dealer.
     5. Covenants.
a.	Until sold as permitted by this Agreement, Dealer shall own all Financed Inventory and Accounts free and clear of all liens, security interests, claims and other encumbrances, whether arising by agreement or operation of law (collectively “Liens”) other than (i) Liens in favor of other persons with respect to which CPC shall have first consented in writing, (ii) any Liens existing on the Closing Date with respect to leased equipment or which would be otherwise inferior to any lien of CPC, (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Dealer maintains adequate reserves, provided the same have no priority over any of CPC’s security interests, (iv) Liens arising from judgments, decrees or attachments arising from circumstances that do not constitute a Default hereunder, for which Dealer maintains adequate reserves and are inferior to any lien of CPC, (v) other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a material adverse effect on Dealer and which are inferior to any lien of CPC, (clauses (i) through (v) above, collectively, “Permitted Liens”).

b.	Dealer will: (1) keep all Collateral at Permitted Locations and keep all tangible Collateral in good order, repair and operating condition and insured as required herein; (2) promptly file all tax returns required by law and promptly pay all taxes, fees, and other governmental charges for which it is liable, including without limitation all governmental charges against the Collateral; (3) permit CPC and its designees, upon reasonable advance notice, to inspect the Collateral during normal business hours and at any other time CPC deems desirable (provided, however, that upon a Default, CPC may inspect the Collateral at such times as CPC determines is necessary or desirable in its sole discretion); (4) keep complete and accurate records of its business, including inventory and sales, and permit CPC and its designees to inspect and copy such records upon request; (5) furnish CPC with such additional information regarding the Collateral and Dealer’s business and financial condition as CPC may from time to time reasonably request (including without limitation financial statements and projections more frequently than set forth above); (6) immediately notify CPC of any material adverse change in Dealer’s business or condition (financial or otherwise) or in any Collateral; (7) execute all documents CPC requests to perfect and maintain CPC’s security interest in the Collateral; (8) at all times be duly organized, existing, in good standing, qualified and licensed to do business in each jurisdiction in which the nature of its business or property so requires; (9) notify CPC of the commencement of any material legal proceedings against Dealer or any guarantor; (10) use the proceeds of the Revolving Credit Facility only to refinance an existing line of credit or to provide general working capital finance; and (11) comply with all applicable laws, rules and regulations.

c.	Dealer will not: (1) use (except for demonstration for sale), rent, lease, sell, transfer, consign, license, encumber or otherwise dispose of Collateral except for sales of inventory at retail in the ordinary course of Dealer’s business or to dispose of obsolete inventory; (2) sell inventory to an affiliate; (3) make any change in the principal nature of its business, (4) be a party to a merger, consolidation or wherein Dealer is not the surviving entity; (5) change its name or conduct business under a trade style or trade name other than those listed in Exhibit A without giving CPC at least 30 days’ prior written notice thereof; (6) change its chief executive office or office where it keeps its records with respect to accounts or chattel paper; (7) change the state in which it is organized (except upon giving CPC at least 30 days’ prior written notice thereof); (8) grant a security interest to any third party in any Financed Inventory that is superior or pari passu with the security interest granted to CPC under this Agreement; (9) grant a security interest to any third party in any Accounts, other than a Permitted Lien; or (10) store Financed Inventory with any third party, except in the ordinary course of business consistent with Dealer’s past practices

d.	Dealer will notify CPC promptly of any change in the truth or accuracy of any representation or warranty in Section 4 hereof.

e.	At the time of each advance of credit under the terms of this Agreement, each representation and warranty set forth in Section 4 hereof will be true and correct.
     6. Insurance. Dealer will keep the Collateral insured for its full insurable value under an “all risk” property insurance policy with a company acceptable to CPC, naming CPC as a loss payee as its interest may appear. All insurance proceeds received by CPC in respect of inventory which is damaged, lost or stolen may be retained by CPC, in its sole discretion, for application to the payment of any of the principal or interest on the Indebtedness then due and owing in respect of the inventory damaged, lost or stolen.
     7. Financial Statements and Certificates. Dealer will deliver to CPC:
a. as soon as available and in any event within 60 days after the end of each quarterly period, except the last, of each fiscal year, the quarterly report on Form 10–Q of I- SECTOR as prescribed by and filed with the Securities and Exchange Commission (or any successor agency);
b. as soon as available and in any event within 90 days after the last day of each fiscal year, the annual report on Form 10–K of I- SECTOR as prescribed by and filed with the Securities and Exchange Commission (or any successor agency);
c. as soon as available and in any event within 10 business days after the end of each fiscal month of Dealer other than the last month of Dealer’s fiscal year, consolidated balance sheets of the Dealer and its subsidiaries (if any) as of the end of such fiscal month and the related consolidated statements of income, retained earnings and cash flows for such fiscal month and for the portion of the Dealer’s fiscal year ended at the end of such fiscal month, setting forth in each case in comparative form, (i) the figures for the corresponding fiscal month and the corresponding portion of Dealer’s fiscal year and (ii) Dealer’s budgeted projections for such fiscal month and for the portion of Dealer’s fiscal year ended at the end of such fiscal month, all in reasonable detail and satisfactory to CPC and certified (subject to normal year-end adjustments and footnote disclosures) on behalf of Dealer and the Subsidiaries as to fairness of presentation, GAAP and consistency by a Financial Officer;
d. within the period provided in paragraph (b) above, the written statement of such accountants that in making the examination necessary to their certification of such audit report they have obtained no knowledge of any Default, or if such accountants shall have obtained knowledge of any such Default, he shall disclose in such statement the nature thereof;
e. within the period provided in paragraphs (a) and (b) above, the written statement of the Dealer, signed by a Financial Officer, showing the calculations necessary to determine compliance with this Agreement and stating that the signed thereof has re examined the terms and provisions of this Agreement and at the date of said statement no Default has occurred or if the signer is aware of any such Default, he shall disclose in such statement the nature thereof;
f. within 10 days after the end of each fiscal month of Dealer, or upon any request for borrowing under the Revolving Credit Facility, and if any outstanding Indebtedness exists under the Revolving Credit Facility on a weekly basis, to be delivered no later than the Friday of each week during such period: (i) a statement showing the age and a reconciliation of Dealer’s Accounts and accounts payable for the preceding month and a status of Inventory showing location, components and value, in such form and detail as CPC may reasonably request, and (ii) documentation to support the statement of Accounts described in subparagraph (c)(i) above, including, but not limited to, sales reports, cash receipts reports, credit and debit journals;
g. within 30 days after the end of each fiscal month of Dealer, copies of all of Dealer’s bank statements received during such month and reconciliations thereof, including, but not limited to, statements of depository accounts maintained as a lock box;
h. as soon as available, each Current Report on Form 8-K of I-SECTOR as prescribed by and filed with the Securities and Exchange Commission (or any successor agency);
i. promptly upon the mailing thereof to the shareholders of I-SECTOR generally, copies of all financial statements, reports and proxy statements so mailed;
j. schedules of Accounts in form and detail acceptable to CPC (which shall include current addresses and telephone numbers of each of Dealer’s account debtors) as often as requested by CPC;
k. at CPC’s request, copies (or, after the occurrence of an event of Default, originals) of all orders, invoices, and similar agreements and documents; all original shipping instructions, delivery receipts, bills of lading, and other evidence of delivery of Inventory, the sale or disposition of which has resulted in Accounts;
l. at CPC’s request, the originals of all Instruments, Chattel Paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts; in the same form as received and upon such request by CPC, immediately upon the receipt of each such document, with all necessary endorsements to enable CPC to enforce the same;
m. as soon as available and in any event within 120 days after the last day of each fiscal year copies of all of Dealer’s federal and state tax returns, including, but not limited to, requests for extensions of such tax returns, when and as filed;
n. copies of any and all reports, examinations, notices, warnings and citations issued by any governmental or quasi-governmental (whether federal, state or local), unit, agency, body or entity; and
o. such other information as CPC from time to time reasonably requests.
     8. Payment Terms. With respect to Financed Inventory, Dealer will immediately pay CPC the principal Indebtedness on the earliest occurrence of any of the following events: (a) on the Payment Due Date, (b) on the Extended Payment Due Date (for Financed Inventory subject to the Extended Payment Due Date) and (c) immediately when inventory is lost, stolen or damaged (collectively, the “Loss Date”). All payments hereunder shall be made without setoff or counterclaim, prior to 12:00 noon, Denver, Colorado time, on the Payment Due Date, the Extended Payment Due Date or the Loss Date, as applicable, at the CPC Office in immediately available funds or by electronic data interchange (“EDI”) (the “Due Date”). Any payment received after the Due Date (with respect to Financed Inventory) or the

Extended Payment Due Date (with respect to loans advanced under the Revolving Credit Facility) shall be deemed received on the next Business Day, unless subsequently dishonored for any reason. For purposes of calculating interest, payment shall be deemed to have been applied by CPC against the principal of and/or interest on any Indebtedness on the Business Day, when before 12:00 noon, good funds are received by CPC, whether such payment is made by check, wire, EDI, ACH Debit or other means. CPC may, at any time in its sole discretion, change the terms of any future financing and the date for repayment of future Indebtedness by giving Dealer written notice specifying such change. Any third party discount, rebate, bonus or credit granted to Dealer for any inventory will not reduce the Indebtedness Dealer owes CPC until CPC has received payment therefore in cash. Dealer will: (A) pay CPC even if any inventory is defective or fails to conform to any warranties extended by any third party; (B) not assert against CPC any claim or defense Dealer has against any third party; and (C) indemnify and hold CPC harmless against all claims and defenses asserted by any buyer of any inventory. Dealer waives all rights of setoff Dealer may have against CPC.
     9. Calculation of Charges. The outstanding principal balance of the Indebtedness and any other obligations arising hereunder (collectively, “Obligations”) shall bear interest commencing on the day immediately succeeding any Due Date; each at the per annum rate equal to the Prime Rate plus 5.0% (the “Default Rate”). Interest will be calculated for the actual number of days elapsed on the basis of a year consisting of 360 days. Interest is due and payable monthly in arrears immediately upon receipt of a billing statement from CPC for such month. Upon the occurrence and during the continuance of an event of Default, interest shall accrue at the Default Rate and shall be payable upon demand. CPC intends to strictly conform to the usury laws. Regardless of any provision contained herein, CPC shall never be deemed to have contracted for, charged, received, collected or applied as interest, any amount in excess of the maximum amount allowable by applicable law. If CPC ever receives interest in excess of the maximum amount permitted by law, CPC will apply such excess amount to the reduction of the outstanding unpaid principal balance, and then will pay any excess to Dealer. In determining whether the interest paid or payable exceeds the highest lawful rate, Dealer and CPC shall, to the maximum extent permitted under applicable law, (1) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (2) exclude voluntary pre-payments and the effect thereof, and (3) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term.
     10. Billing Statement. Dealer agrees to pay the Indebtedness and interest in accordance with this Agreement and the Documents.
     11. Default. The occurrence of one or more of the following events shall constitute an event of default by Dealer (a “Default”): (a) Dealer shall fail to pay any Indebtedness when due; (b) any representation made to CPC by Dealer, or by any guarantor, surety, issuer of a letter of credit or any other person primarily or secondarily liable with respect to any Indebtedness (collectively, “Guarantor”) shall not be true when made or if Dealer or any Guarantor shall breach any covenant, warranty or agreement to or with CPC; (c) Dealer or any Guarantor shall become insolvent or generally fail to pay its debts as they become due or, if a business, shall cease to do business as a going concern; (d) any guaranty, letter of credit, or other obligation of a guarantor, surety, issuer of a letter of credit or any other person primarily or secondarily liable with respect to any Indebtedness (collectively, “ Guarantor”) to CPC with respect to any Indebtedness or Collateral shall terminate or not be renewed at least 30 days prior to its stated expiration or maturity; (e) any Guarantor shall revoke, terminate or limit, or take any action purporting to revoke, terminate or limit, any guaranty or other assurance of payment relating to any Indebtedness; (f) Dealer or any Guarantor shall make an assignment for the benefit of creditors, or commence a proceeding under any bankruptcy, reorganization, arrangement, insolvency, receivership, dissolution or liquidation statute or similar law of any jurisdiction, or any such proceeding shall be commenced against it or any of its property (an “Automatic Default”); (g) an attachment, sale or seizure shall be issued or shall be executed against any assets of Dealer or of any Guarantor; (h) Dealer shall lose, or shall be in default of, any franchise, license or right to deal in any Financed Inventory; (i) Dealer or any Guarantor shall file any correction or termination statement with respect to any financing statement filed by CPC in connection herewith; (j) a material adverse change shall occur in the business, operations or condition (financial or otherwise) of Dealer or any Guarantor or with respect to the Collateral; (k) any debt for borrowed money of, or guaranteed by, Dealer shall become or any Guarantor becomes due by acceleration by reason of a default; (l) CPC in good faith believes the prospect of payment of any Indebtedness is impaired.
     12. Rights and Remedies Upon Default. Upon the occurrence of a Default, CPC shall have all rights and remedies of a secured party under the UCC and other applicable law as well as all the rights and remedies set forth in this Agreement. CPC may terminate any obligations it has under this Agreement and any outstanding credit approvals immediately and/or declare any and all Indebtedness immediately due and payable without notice or demand. Dealer waives notice of intent to accelerate, and of acceleration of Indebtedness. CPC may enter any premises of Dealer, with or without process of law, without force, to search for, take possession of, and remove the Collateral, or any part thereof. If CPC requests, Dealer shall cease disposition of and shall assemble the Collateral and make it available to CPC, at Dealer’s expense, at a convenient place or places designated by CPC. CPC may take possession of the Collateral or any part thereof on Dealer’s premises at Dealer’s expense, and store said Collateral upon Dealer’s premises pending sale or other disposition. Dealer agrees that the sale of Inventory by CPC to a person who is liable to CPC under an agreement to repurchase inventory (a “Repurchase Agreement”) shall not be deemed to be a transfer subject to UCC §9-618(a) or any similar provision of any other applicable law, and Dealer waives any provision of such laws to that effect. Dealer agrees that the repurchase of Inventory by a Vendor pursuant to a Repurchase Agreement shall be deemed a commercially reasonable method of disposition. Dealer shall be liable to CPC for any deficiency resulting from CPC’s disposition, including without limitation a repurchase by a Vendor pursuant to a Repurchase Agreement, regardless of any subsequent disposition thereof. Dealer is not a beneficiary of, and has no right to require CPC to enforce, any Repurchase Agreement. Any notice of a disposition shall be deemed reasonably and properly given if sent to Dealer at least 10 days before such disposition. If Dealer fails to perform any of its obligations under this Agreement, CPC may perform the same in any form or manner CPC, in its discretion, deems necessary or desirable, and all monies paid by CPC in connection therewith shall be additional Indebtedness and shall be immediately due and payable without notice together with interest payable on demand at the Default Rate. All of CPC’s rights and remedies shall be cumulative. At CPC’s request, or without request in the event of an Automatic Default, Dealer shall pay all Vendor Credits to CPC as soon as the same are received for application to Indebtedness. Dealer authorizes CPC to collect Vendor Credits directly from Vendors and, upon request of CPC, shall instruct Vendors to pay CPC directly. Dealer irrevocably waives any requirement that CPC retain possession and not dispose of any Collateral until after an arbitration hearing, arbitration award, confirmation, trial or final judgment. CPC’s election to extend or not extend credit to Dealer is solely at CPC’s discretion and does not depend on the absence or existence of a Default.
     13. Power of Attorney. Dealer grants CPC an irrevocable power of attorney, as Dealer’s attorney-in-fact, to: (a) execute or endorse on Dealer’s behalf any checks, financing statements, instruments, and certificates of title and statements of origin pertaining to the Collateral; (b) supply any omitted information and correct errors in any documents between CPC and Dealer; initiate and resolve any insurance claim pertaining to the Collateral; and (c) do anything to protect and preserve the Collateral and CPC’s rights and interest therein. Upon the occurrence of a Default, Dealer grants CPC the additional power, as Dealer’s attorney-in-fact, to change the address for delivery of mail and open mail for Dealer in connection with any property of Dealer. This power of attorney and any other powers of attorney granted herein or elsewhere by Dealer to CPC are irrevocable and coupled with an interest.
     14. Costs, Expenses and Taxes. Dealer agrees to pay all fees and expenses of counsel to CPC and paralegals) in connection with the enforcement of the Documents and the Loans, including, but not limited to (a) reasonable attorney fees and costs incurred upon an Automatic Default, and (b) CPC’s standard wire transfer and check return fees, all as may be established and changed by CPC from time to time. Without limitation of the foregoing, Dealer acknowledges and agrees that CPC’s field audit and out of pocket expenses relating to field audits shall be charged to Dealer. In addition, Dealer shall pay any and all stamp, transfer and other taxes payable or determined to be payable in connection with the execution and delivery of the Documents and agrees to hold CPC harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes. If any suit or proceeding arising from any of the foregoing is brought against CPC, Dealer, to the extent and in the manner directed by CPC, will resist and defend such suit or proceeding or cause the same to be resisted and defended by counsel approved by CPC. If Dealer shall fail to do any act or thing which it has covenanted to do under this Agreement or any representation or warranty on the part of Dealer contained in this Agreement shall be breached, CPC may, in its sole and absolute discretion, after 10 days written notice having been sent to Dealer, do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose; any and all amounts so expended by CPC shall be repayable to CPC by Dealer immediately upon CPC’s demand therefore, with interest at a rate equal to the highest interest rate set forth in this Agreement in effect from time to time during the period from and including the date funds are so expended by CPC to the date of repayment, and any such amounts due and owing CPC shall be deemed to be part of the Indebtedness secured hereunder. The obligations of Dealer under this Section shall survive the termination of this Agreement and the discharge of the other obligations of Dealer under the Documents.
     15. Information. Dealer irrevocably authorizes CPC to investigate and make inquiries of former or current creditors or other persons (including obtaining personal credit bureau reports) regarding or relating to Dealer (including, to the extent permitted by law, any equity holders of Dealer). CPC may provide to any third parties (including, without limitation, any Vendors to or suppliers or customers of Dealer) any financial, credit or other information regarding Dealer that CPC may at any time possess, whether such information was supplied by Dealer to CPC or otherwise obtained by CPC. Further, Dealer irrevocably authorizes and instructs any third parties (including, without limitation, any Vendors to or suppliers or customers of Dealer) to provide to CPC any credit, financial or other information regarding Dealer that such third parties may at any time possess, whether such information was supplied by Dealer to such third parties or otherwise obtained by such third parties.
     16. Dealer’s Claims Against Vendors. Dealer will not assert against CPC any claim or defense Dealer may have against Vendors whether for breach of warranty, misrepresentation, failure to ship, lack of authority, or otherwise, including without limitation claims or defenses based upon charge backs, credit memos, rebates, price protection payments or returns. Any such claims or defenses or other claims or defenses Dealer may have against Vendors shall not affect Dealer’s liabilities or obligations to CPC.
     17. Terms and Termination. The term of this Agreement, unless sooner terminated in accordance with this Agreement, shall be for a period of two years from the date of this Agreement (the “Termination Date”), provided, however, that (a) this Agreement shall automatically renew for one (1) year periods from year to year thereafter unless terminated or at the end of any subsequent annual anniversary of the Termination Date by the Dealer upon at least 90 days prior written notice; and (b) CPC may terminate this Agreement (i) immediately (A) by written notice to Dealer if Dealer shall lose or relinquish any right to sell or deal in any Financed Inventory or (B) upon a Default, or (ii) at any time by at least 60 days prior written notice by CPC to Dealer, however where Dealer requests further time be provided within the 60 day notice period CPC will agree to an extension of 30 more days. Upon termination of this Agreement, all Indebtedness owed to CPC shall become immediately due and payable without notice or demand. Upon any termination, Dealer shall remain liable to CPC for all Indebtedness to CPC, including without limitation interest, fees, charges and expenses arising prior to or after the effective date of termination, and all of CPC’s rights and remedies and its security interest shall continue until all Indebtedness to CPC is indefeasibly paid in full and all obligations of Dealer are performed.
     18. Binding Effect. Dealer cannot assign its interest in this Agreement without CPC’s prior written consent. CPC may assign or participate CPC’s interest, in whole or in part, without Dealer’s consent. This Agreement will protect and bind CPC’s and Dealer’s respective heirs, representatives, successors and assigns, as the case may be.
     19. Notices. Except as otherwise stated herein, all notices, arbitration claims, responses, requests and documents will be sufficiently given or served if mailed or delivered: (a) to Dealer, at the Chief Executive Office; and (b) to CPC, at 9785 Maroon Circle, Suite 110, Englewood, CO 80112, Attention: General Counsel, or such other address as the parties may hereafter specify in writing.
     20. Severability. If any provision of this Agreement or its application is invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable.
     21. Receipt of Agreement. Dealer acknowledges that it has received a true and complete copy of this Agreement. Dealer has read and understands this Agreement. Notwithstanding anything herein to the contrary, CPC may rely on any facsimile copy, electronic data transmission, or electronic data storage of: this Agreement, any TS, billing statement, financing statement, authorization to pre-file financing statements, invoice from a Vendor, financial statements or other reports, each of which will be deemed an original, and the best evidence thereof for all purposes.
     22. Miscellaneous. Time is of the essence regarding Dealer’s performance of its obligations to CPC. Dealer’s liability to CPC is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder. CPC may refrain from or postpone enforcement of this Agreement or any other agreements between CPC and Dealer without prejudice, and the failure to strictly enforce these agreements will not create a course of dealing which waives, amends or modifies such agreements. The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof. If Dealer fails to pay any taxes, fees or other Obligations which may impair CPC’s interest in the Collateral, or fails to keep any Collateral insured, CPC may, but shall not be required to, pay such amounts. Such paid amounts will be: (a) additional Indebtedness which Dealer owes to CPC, shall be subject to finance charges as provided herein, and shall be secured by the Collateral; and (b) due and payable immediately in full. Section titles used herein are for convenience only, and do not define or limit the contents of any Section. This Agreement may be validly executed and delivered by fax or other electronic transmission and in one or more multiple counterpart signature pages. This Agreement shall be construed without presumption for or against any party who drafted all or any portion of this Agreement.
     23. Limitation of Damages. CPC and Dealer agree that if there is any dispute relating to or arising out of or otherwise relating in any respect to this Agreement, any Collateral, any transactions or events described herein or contemplated hereby or otherwise occurring, or any party’s actions or inactions in connection with any of the foregoing, the aggrieved party shall not be entitled to exemplary or punitive or consequential damages.
     24. Definitions. Terms defined in this Agreement in the singular are to have a corresponding meaning when used in the plural and vice versa. All words used herein shall be understood and construed to be of such number and gender as the circumstances may require. In addition to the terms defined elsewhere in this Agreement, when used in this Agreement, the following terms shall have the following meanings (such meanings shall be equally applicable to the singular and plural forms of the terms used, as the contact requires):
24.1 Business Day means each day on which the Denver, Colorado office of the Federal Reserve Bank of Kansas City is open for business.
24.2 Collateral means all personal property of Dealer, whether such property or Dealer’s right, title or interest therein or thereto is now owned or existing or hereafter acquired or arising, and wherever located, including by way of example and not of limitation, all Accounts, Chattel Paper (whether tangible or electronic), Deposit Accounts, documents, Equipment, General Intangibles (including, without limitation, Payment Intangibles, Software, tax refunds, licenses and intellectual property, in each case, regardless of whether characterized as general intangibles under the UCC), Goods, Instruments (including, without limitation, Promissory Notes and Vendor Credits), Inventory, Investment Property, Letter-of-Credit Rights and Supporting Obligations; and all Products and Proceeds of the foregoing. As used herein and correspondingly wherever used in this Agreement, capitalized terms shall have the meaning given to such terms in Article 9 of the UCC.
24.3 Documents means, collectively, this Agreement and any amendments hereto, EDI transmissions, E-Rate agreements and any other instruments or document currently or hereafter required or contemplated hereunder.
24.4 Eligible Accounts means an Account which satisfies the following requirements:
     (a) The Account has resulted from the sale of goods or the performance of services by Dealer in the ordinary course of Dealer’s business.
     (b) There are no conditions which must be satisfied before Dealer is entitled to receive payment of the Account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

     (c) The debtor upon the Account does not claim any defense to payment of the Account, whether well founded or otherwise.
     (d) The account balance does not include the amount of any counterclaims or setoffs which have been or may be asserted against Dealer by the account debtor (including setoffs for any “contra accounts” owed by Dealer to the account debtor for goods purchased by Dealer or for services performed for Dealer). To the extent any counterclaims, setoffs, or contra accounts exist in favor of the debtor, such amounts shall be deducted from the account balance.
     (e) The Account represents a genuine obligation of the debtor for goods sold and accepted by the debtor, or for services performed for and accepted by the debtor. To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.
     (f) Dealer has sent an invoice to the debtor in the amount of the Account.
     (g) Dealer is not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the debtor’s obligation to pay the Account. Dealer has taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Dealer as a foreign corporation authorized to transact business in such state.
     (h) The Account is owned by Dealer free of any title defects or any liens or interests of others except the security interest in favor of CPC, except for any Permitted Lien.
     (i) The debtor upon the Account is not any of the following:
          (i) an employee, affiliate, parent or subsidiary of Dealer, or an entity which has common officers or directors with Dealer.
          (ii) any person or entity located in a foreign country.
     (j) The Account is not in default. An Account will be considered in default if any of the following occur:
          (i) The Account is not paid within 90 days from its invoice date; except with respect to accounts of obligors who are (A) the United States, a State, a local municipality, or any department, agency or instrumentality of same, or (B) participating in that certain program offered by the United States described as the “E-Rate Program” (Schools and Libraries Universal Service Support Mechanism), where such Account(s) are not paid within 120 days from the applicable invoice date;
          (ii) The debtor obligated upon the Account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or
          (iii) Any petition is filed by or against the debtor obligated upon the Account under any bankruptcy law or any other law or laws for the relief of debtors;
     (k) The Account is not the obligation of a debtor who is in default (as defined above) on 50% or more of the Accounts upon which such debtor is obligated.
     (l) The Account does not arise from the sale of goods which remain in Dealer’s possession or under Dealer’s control.
     (m) The Account is not evidenced by a promissory note or chattel paper, nor is the Account debtor obligated to Dealer under any other obligation which is evidenced by a promissory note.
     (n) The Account is otherwise acceptable to CPC.
24.5 Extended Payment Due Date means with respect to Obligations arising from Financed Inventory up to the Sublimit (after first subtracting all loans extended under the Revolving Credit Facility) the Tuesday nearest the 120th day from the date of the invoice, however, if such 120th day occurs on any Wednesday through any Saturday, then such payment shall be due on the Tuesday immediately preceding the 120th day from the date of the TS, unless such Tuesday is not a Business Day, then such payment shall be due on the immediately preceding Business Day.
24.6 Extended Payment Rate means the Prime Rate plus One-Half of One Percent (0.50%).
24.7 GAAP means, at any time, generally accepted accounting principles at such time in the United States.
24.8 Indebtedness means all present and future indebtedness and obligations of Dealer to CPC arising from CPC’s agreement to extent credit for Financed Inventory or loans under the Revolving Credit Facility, whether or not arising under this Agreement, of whatever kind, now due or to become due, absolute or contingent, and whether joint, several or joint and several.
24.9 Non-Cisco Financed Inventory means Financed Inventory that is not manufactured by Cisco Systems, Inc., a California corporation.
24.10 Organizational Documents means, relative to any entity, its certificate and articles of incorporation or organization and its by-laws, operating or partnership agreements, as applicable.
24.11 Patriot Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.
24.12 Payment Due Date means the Tuesday nearest the (a) 60th day from the date of (i) the TS, with respect to Financed Inventory, or (ii) the date of the advance of a loan under the Revolving Credit Facility, as applicable; or (b) 30th day from the date of the TS with respect to Non-Cisco Financed Inventory; however, if such 60th or 30th day, as applicable, occurs on any Wednesday through any Saturday, then such payment shall be due on the Tuesday immediately preceding such 60th or 30th day, as applicable, from the date of such TS or date of the advance of a loan under the Revolving Credit Facility, unless such Tuesday is not a Business Day, then such payment shall be due on the immediately preceding Business Day.
24.13 Permitted Locations means, collectively, the Chief Executive Office together with (a) such locations identified in Exhibit A, attached hereto, and (b) such additional locations as are identified by Dealer to CPC by at least 30 days prior written notice.
24.14 Prime Rate means the rate of interest published in the Wall Street Journal as the “prime rate” or, if the Wall Street Journal ceases to publish a rate so designated, any similar successor rate designated by CPC. Any change in an interest rate resulting from a change in the Prime Rate shall become effective on the date of such change. Prime Rate is not necessarily the lowest rate charged by CPC and CPC may charge rates at, below or above the Prime Rate.
24.15 UCC means the Uniform Commercial Code as in effect in the State of Colorado or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.
24.16 Vendor Credits means all of Dealer’s rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due Dealer from a Vendor.
25. BINDING ARBITRATION.
(a)	Arbitrable Claims. Except as otherwise specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever, whether arising before or after the date of this Agreement, and whether directly or indirectly relating to this Agreement, the Documents and/or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (collectively the “Disputes”), will be subject to and resolved by binding arbitration. Notwithstanding the foregoing, the parties agree that either party may pursue claims against the other that do not exceed Fifteen Thousand Dollars ($15,000) in the aggregate in a court of competent jurisdiction. Service of arbitration claims shall be acceptable if made by U.S. mail or overnight delivery to the address for the party described herein.

(b)	Administrative Body. All arbitration hereunder will be conducted in accordance with the Commercial Arbitration Rules of: (a) The American Arbitration Association (“AAA”). The arbitration rules are currently found at www.adr.org for AAA. All arbitrator(s) selected will be attorneys with at least 5 years secured transactions experience. A panel of 3 arbitrators shall hear all claims exceeding One Million Dollars ($1,000,000), exclusive of interest, costs and attorneys’ fees. The arbitrator(s) will decide if any inconsistency exists between the rules of the applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The arbitrator shall follow the terms of this agreement and the applicable law, including without limitation, the attorney-client privilege and the attorney work product doctrine.

(c)	Hearings. Each party hereby consents to a documentary hearing for all arbitration claims, by submitting the dispute to the arbitrator(s) by written briefs and affidavits, along with relevant documents. However, arbitration claims will be submitted by way of an oral hearing, if any party requests an oral hearing within forty (40) days after service of the claim, and that party remits the appropriate deposit for AAA’s fees and arbitrator compensation within ten (10) days of the arbitration association’s statement for payment of all fees and arbitrator compensation relating to the oral hearing. Each party agrees that failure to timely pay all fees and arbitrator compensation billed to the party requesting the oral hearing will be deemed such party’s consent to submitting the Dispute to the arbitrator on documents and such party’s waiver of its request for an oral hearing. The site of all oral arbitration hearings will be in the Division of the Federal Judicial District in which the arbitration association maintains a regional office that is closest to Dealer.

(d)	Discovery. Discovery permitted in any arbitration proceeding commenced hereunder is limited as follows. No later than 40 days after the filing and service of a claim for arbitration, the parties in contested cases will exchange detailed statements setting forth the facts supporting the claim(s) and all defenses to be raised during the arbitration, and a list of all exhibits and witnesses. No later than 21 days prior to the oral arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing. Under no circumstances will the use of interrogatories, requests for admission, requests for the production of documents or the taking of depositions be permitted. However, in the event of the designation of any expert witness(es), the following will occur: (a) all information and documents relied upon by the expert witness(es) will be delivered to the opposing party; (b) the opposing party will be permitted to depose the expert witness(es); (c) the opposing party will be permitted to designate rebuttal expert witness(es); and (d) the arbitration hearing will be continued to the earliest possible date that enables the foregoing limited discovery to be accomplished.

(e)	Exemplary or Consequential Damages. The arbitrator(s) will not have the authority to award exemplary, punitive or consequential damages.

(f)	Confidentiality of Awards. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be confirmed as a judgment or order in any state or federal court of competent jurisdiction within the federal judicial district which includes the residence of the party against whom such award or order was entered. This Agreement concerns transactions involving commerce among the several states. The Federal Arbitration Act, Title 9 U.S.C. Sections 1 et seq., as amended (“FAA”) will govern all arbitration(s) and confirmation proceedings hereunder.

(g)	Prejudgment and Provisional Remedies. Nothing herein will be construed to prevent CPC’s or Dealer’s use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, and/or any other prejudgment or provisional action or remedy relating to any Collateral for any current or future debt owed by either party to the other. Any such action or remedy will not waive CPC’s or Dealer’s right to compel arbitration of any Dispute.

(h)	Attorneys’ Fees. If either Dealer or CPC brings any other action for judicial relief with respect to any Dispute (other than those permitted under Sections 25(a) or 25(g)), the party bringing such action will be liable for and immediately pay all of the other party’s costs and expenses (including attorneys’ fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If either Dealer or CPC brings or appeals an action to vacate or modify an arbitration award and such party does not prevail, such party will pay all costs and expenses, including attorneys’ fees, incurred by the other party in defending such action. Additionally, in any proceeding between the parties regarding this Agreement, the losing party will pay to the prevailing party all reasonable expenses and costs, including attorneys’ fees incurred by the prevailing party. A party will be considered the prevailing party if: (1) it initiated the proceeding and substantially obtains the relief it sought, either through arbitration award, judgment or the losing party’s voluntary action before hearing or award; (2) the other party withdraws its action without substantially obtaining the relief it sought; or (3) it did not initiate the litigation and an award or judgment is entered for either party, but without substantially granting the relief sought.

(i)	Limitations. Any arbitration proceeding must be instituted: (1) with respect to any Dispute for the collection of any debt owed by either party to the other, within 2 years after the date the last payment by or on behalf of the payor was received and applied in respect of such debt by the payee; and (2) with respect to any other Dispute, within two (2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident. Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute.

(j)	Survival After Termination. The agreement to arbitrate will survive the termination of this Agreement.
     26. JURY TRIAL WAIVER; CONSENT TO JURISDICTION. If this Agreement is found to be not subject to arbitration, any legal proceeding with respect to any dispute will be tried in a court of competent jurisdiction by a judge without a jury. Dealer and CPC waive any right to a jury trial in any such proceeding. Similarly, if this Agreement or a particular dispute hereunder is not subject to arbitration, Dealer hereby consents to the non-exclusive jurisdiction of any local, state or federal court located within Colorado and waives any objection which Dealer may have based on improper venue or forum non conveniens to the conduct of any action or proceeding in any such court and waives personal service of any and all process upon it, and consents that all such service of process be made by mail or messenger directed to it in the same manner as provided for notices to Dealer in this Agreement, and that service so made shall be deemed to be completed upon the earlier of actual receipt or 3 days after the same shall have been posted to Dealer or Dealer’s agent as set forth herein. Nothing contained in this Section shall affect the right of CPC to serve legal process in any other manner permitted by law or affect the right of CPC to bring any action or proceeding against Dealer or its property in the courts of any other jurisdiction. Dealer waives, to the extent permitted by law, any bond or surety or security upon such bond which might, but for this waiver, be required of CPC.
     27. Governing Law. This Agreement shall be construed in all respects in accordance with, and governed by the internal laws (as opposed to conflicts of law provisions) of the State of Colorado, except that (a) questions as to perfection of CPC’s security interest and the effect of perfection or non-perfection and priority of CPC’s security interest shall be governed by the law which would be applicable except for this Section, and (b) the provisions of the FAA shall govern all arbitration proceedings hereunder.
     28. USA PATRIOT ACT NOTIFICATION. The following notification is provided to Dealer pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Dealer: When the Dealer opens an account, if the Dealer is not an individual a financial institution will ask for the Dealer’s name, taxpayer identification number, business address, and other information that will allow such financial institution to identify the Dealer. A financial institution may also ask to see the Dealer’s legal organizational documents or other identifying documents.
[signature page(s) to follow]

THIS AMENDED AND RESTATED CREDIT AGREEMENT CONTAINS BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.

I-SECTOR CORPORATION

ATTEST:

	By:	/s/ James H. Long

/s/ Joseph E. Horzepa	Name:	James H. Long

Joseph E. Horzepa Secretary	Title:	Chairman and CEO

VALERENT, INC.

ATTEST:

	By:	/s/ Frank Cano

/s/ James H. Long	Name:	Frank Cano

James H. Long Secretary	Title:	President

INTERNETWORK EXPERTS, INC.

ATTEST:

	By:	/s/ Mark T. Hilz

/s/ James H. Long	Name:	Mark T. Hilz

James H. Long Secretary	Title:	President

STRATASOFT, INC.

ATTEST:

	By:	/s/ Gregory A. Enders

/s/ James H. Long	Name:	Gregory A. Enders

James H. Long Secretary	Title:	President and CEO

CASTLE PINES CAPITAL LLC

	By:	/s/ John Schmidt

	Name: Title:	John Schmidt Managing Partner

EXHIBIT A
TRADE NAME(S)/TRADE STYLES OF DEALER
COLLATERAL LOCATIONS
1. Trade Name(s)/Trade Styles:
InterNetwork Experts, Inc.
Stratasoft, Inc.
Valerent, Inc.
Netsurant
2. Collateral Locations:

	Disclose whether	If leased, disclose
	location is	name and address of	If warehoused, disclose
	owned/leased or a	property owner or	name and address of
Location Address:	warehouse:	landlord:	warehouseman:
1.6401 Southwest Freeway Houston, TX 77074	Leased	Allstar Equities 6401 Southwest Freeway Houston, TX 77074
2.8601RR 2222 Bldg. I, Suite 100 Austin, TX 78730	Leased	Equity Office Properties Department #80131, P.O. Box 730100 Dallas, TX 75373-0100
3.1955 Lakeway Drive, Suite 220 Lewisville, TX 75057	Leased	Vantage Development #21, Inc. P.O. Box 191169 Dallas, TX 75219
4.2225 Coburg Road Eugene, OR 97401	Leased	McKenzie River Motors, Inc. P.O. Box 7007 Eugene, OR 97401
5.10725 SW Barbur Blvd. Portland, OR 97219	Leased	American Property Management Corp. P.O. Box 12127 Portland, OR 97212
6.500 108th Ave. NE Bellevue, WA 98004	Leased	Equity Office Management 701 5th Ave., Suite 400 Seattle, WA 98104
7.1720 Louisiana NE, Suite 301 Albuquerque, NM 87110	Leased	Metro Center Assoc., LP 4665 Indian School Road NE, Suite 200 Albuquerque, NM 87110

	Disclose whether	If leased, disclose
	location is	name and address of	If warehoused, disclose
	owned/leased or a	property owner or	name and address of
Location Address:	warehouse:	landlord:	warehouseman:
8.221 N. Kansas, Suite 1103 El Paso, TX 79901	Leased	El Paso 221 LP, Griffin Partners, Inc. Lower Level, Suite 00, 221 N. Kansas El Paso, TX 79901

AMENDMENT TO CREDIT AGREEMENT
          This Amendment is made to that certain Credit Agreement dated December 27th, 2005 (“Agreement”), between (“Dealer”) and Castle Pines Capital LLC, (“CPC”).
     FOR VALUE RECEIVED, CPC and Dealer agree that the following paragraphs are incorporated into the Agreement as if fully and originally set forth therein:
     1. “Current Ratio. Dealer will at all times maintain on a consolidated basis a ratio of current assets to Current Liabilities of at least 1.10:1.0.
          For purpose of this paragraph ‘Current Liabilities’ includes (a) all obligations classified as current liabilities under generally accepted accounting principles, plus (b) all principal amounts outstanding under revolving lines of credit, whether classified as current or long-term, which are not already included under (a) above. This ratio will be calculated at the end of each fiscal quarter, using fiscal year-to-date results on an annualized basis.”
     2. “Tangible Net Worth. Dealer will at all times maintain on a consolidated basis tangible net worth equal to at least Eight Million Dollars ($8,000,000).
     For purpose of this paragraph: (i) ‘Tangible Net Worth’ means as of any date the sum of Dealers’ (i) net worth as reflected on its last twelve-month consolidated fiscal financial statements, plus (ii) net earnings since the end of such fiscal year, both after provision for taxes and with Inventory determined on a first in, first out basis, plus (iii) Subordinated Debt, minus the sum of Dealer’s (A) intangible assets, including, without limitation, deposits, unamortized leasehold improvements, goodwill, deferred income taxes, franchises, licenses, patents, trade names, copyrights, service marks, brand names, covenants not to compete and any other asset which would be treated as an intangible under generally accepted accounting principles, plus (B) prepaid expenses (however such item shall not include prepaid inventory), plus (C) franchise fees, plus (D) notes, Accounts and other amounts owed to it by any Guarantor, affiliate or employee of any Dealer plus (E) losses since the end of such fiscal year, plus (F) interest in the cash surrender value of officer’s or shareholder’s life insurance policies; and (ii) ‘Subordinated Debt’ means liabilities subordinated to the Dealer’s obligations to CPC in a manner acceptable to CPC, using CPC’s standard form. This covenant will be tested at the end of each fiscal quarter.”
     3. “Minimum Working Capital. Dealer will at all times maintain a minimum working capital of Six Million Five Hundred Thousand Dollars ($6,500,000.00). Working Capital shall be defined as Current Assets minus Current Liabilities. Current Assets shall be defined as current assets under generally accepted accounting principles. Current Liabilities includes (a) all obligations classified as current liabilities under generally accepted accounting principles, plus (b) all principal amounts outstanding under revolving lines of credit, whether classified as current or long-term, which are not already included under (a) above. This ratio will be calculated at the end of each I-Sector Corporation Accounting Period.”
     4. “Total Liabilities to Tangible Net Worth Ratio. Dealer will at all times maintain on a consolidated basis a ratio of Total Liabilities (excluding liabilities subordinated to the Dealer’s obligations to CPC in a manner acceptable to CPC, using CPC’s standard form) to Tangible Net Worth not exceeding 6.00:1.00.
     For purpose of this paragraph: (i) ‘Total Liabilities’ means the sum of current liabilities plus long term liabilities; and (ii) ‘Tangible Net Worth’ means as of any date the sum of Dealers’ (i) net worth as reflected on its last twelve-month consolidated fiscal financial statements, plus (ii) net earnings since the end of such fiscal year, both after provision for taxes and with Inventory determined on a first in, first out basis, plus (iii) Subordinated Debt, minus the sum of Dealer’s (A) intangible assets, including, without limitation, deposits, unamortized leasehold improvements, goodwill, deferred income taxes, franchises, licenses, patents, trade names, copyrights, service marks, brand names, covenants not to compete and any other asset which would be treated as an intangible under generally accepted accounting principles, plus (B) prepaid expenses (however such item shall not include prepaid inventory), plus (C) franchise fees, plus (D) notes, Accounts and other amounts owed to it by any Guarantor, affiliate or employee of any Dealer plus (E) losses since the end of such fiscal year, plus (F) interest in the cash surrender value of officer’s or shareholder’s life insurance policies. This ratio will be calculated at the end of each fiscal quarter, using fiscal year-to-date results on an annualized basis.”
     Dealer waives notice of CPC’s acceptance of this addendum.
     All other terms and provisions of the Agreement, to the extent not inconsistent with the foregoing, are ratifies and remain unchanged and in full force and effect.
     IN WITNESS WHEREOF, Dealer and CPC have executed this Amendment on this 27th day of December, 2005.

I-SECTOR CORPORATION

ATTEST:

	By:	/s/ James H. Long

/s/ Joseph E. Horzepa	Name:	James H. Long

Joseph E. Horzepa Secretary	Title:	Chairman and CEO

VALERENT, INC.

ATTEST:

	By:	/s/ Frank Cano

/s/ James H. Long	Name:	Frank Cano

James H. Long Secretary	Title:	President

INTERNETWORK EXPERTS, INC.

ATTEST:

	By:	/s/ Mark T. Hilz

/s/ James H. Long	Name:	Mark T. Hilz

James H. Long Secretary	Title:	President

STRATASOFT, INC.

ATTEST:

	By:	/s/ Gregory A. Enders

/s/ James H. Long	Name:	Gregory A. Enders

James H. Long Secretary	Title:	President and CEO
SIGNATURES CONTINUE ON NEXT PAGE

     IN WITNESS WHEREOF, Dealer and CPC have executed this Amendment to Credit Agreement this 27th day of December, 2005.

CASTLE PINES CAPITAL LLC

By:	/s/ John Schmidt
Name:	John Schmidt
Title:	Managing Partner

PAYDOWN AMENDMENT TO CREDIT AGREEMENT
          This Amendment is made to that certain Credit Agreement entered into by and between Dealer and Castle Pines Capital LLC (“CPC”) on December 27th, 2005, (“Agreement”).
     FOR VALUE RECEIVED, Dealer and CPC agree to amend the Agreement to provide as follows: (capitalized terms shall have the same meaning as defined in the Agreement unless otherwise indicated):
     Provided that no Indebtedness is outstanding which is subject to the Extended Payment Due Date, Dealer will forward to CPC a Collateral Report (as defined below) by the 10th day of each month for the period consisting of the immediately preceding month.
     Provided that Indebtedness is outstanding which is subject to the Extended Payment Due Date, Dealer will forward to CPC a Collateral Report by Tuesday of each week for the period consisting of the immediately preceding week.
     Regardless of the payment terms pertaining to any Collateral financed by CPC or anything contained in the Credit Agreement to the contrary, if at the time of any determination, Dealer’s total outstanding Indebtedness exceeds the Collateral Liquidation Value (as defined below), Dealer will immediately pay CPC the sum of the following items: (i) Dealer’s total outstanding Indebtedness, minus (ii) the Collateral Liquidation Value.
     The term “Collateral Liquidation Value” is defined herein to mean the sum of: (i) one hundred percent (100%) of the total aggregate wholesale invoice price of all of Dealer’s Financed Inventory that is unsold and in Dealer’s possession and control; plus (ii) eighty five percent (85%) of the total outstanding balance of Dealer’s Eligible Accounts, minus (iii) Third Party Debt.
     The term “Collateral Report” is defined herein to mean a report compiled by Dealer specifying the following information: (a) the total aggregate wholesale invoice price of all of Dealer’s Financed Inventory that is unsold and in Dealer’s possession and control as of the date of such Report; and (b) the total outstanding balance owed to Dealer on Dealer’s Eligible Accounts as of the date of such Report, in each case to the extent CPC has a first priority, fully perfected security interest therein.

     The term “Third Party Debt” is defined herein to mean the principal portion owed to third party lenders having a security interest in Dealer’s assets which is senior in priority to the security interest of CPC.
     If Dealer from time to time is required to make immediate payment to CPC upon review of a Collateral Report or at any other time, Dealer agrees that acceptance of such payment by CPC shall not be construed to have waived or amended the terms of its financing program.
     Dealer waives notice of CPC’s acceptance of this Amendment. All other terms as they appear in the Agreement, to the extent consistent with the foregoing, are ratified and remain unchanged and in full force and effect.
     IN WITNESS WHEREOF, Dealer and CPC have executed this Paydown Amendment to Credit Agreement this 27th day of December, 2005.

I-SECTOR CORPORATION

ATTEST:

	By:	/s/ James H. Long

/s/ Joseph E. Horzepa	Name:	James H. Long

Joseph E. Horzepa Secretary	Title:	Chairman and CEO

VALERENT, INC.

ATTEST:

	By:	/s/ Frank Cano

/s/ James H. Long	Name:	Frank Cano

James H. Long Secretary	Title:	President

INTERNETWORK EXPERTS, INC.

ATTEST:

	By:	/s/ Mark T. Hilz

/s/ James H. Long	Name:	Mark T. Hilz

James H. Long Secretary	Title:	President

STRATASOFT, INC.

ATTEST:

	By:	/s/ Gregory A. Enders

/s/ James H. Long	Name:	Gregory A. Enders

James H. Long Secretary	Title:	President and CEO
SIGNATURES CONTINUE ON NEXT PAGE

     IN WITNESS WHEREOF, Dealer and CPC have executed this Paydown Amendment to Credit Agreement this 27th day of December, 2005.

CASTLE PINES CAPITAL LLC

By:	/s/ John Schmidt
Name:	John Schmidt
Title:	Managing Partner